Exhibit 4.32

HERBERT SMITH                                                                                                                                                                                             Execution Copy

24th May 2006

THE PERSONS NAMED IN SCHEDULE 1

and

TRADE MEDIA HOLDINGS LIMITED

_________________________________________

CALL OPTIONS DEED

RELATING TO

SHARES IN

HC INTERNATIONAL, INC.
_________________________________________

Herbert Smith LLP

THIS DEED is made on 24th May 2006

BETWEEN

1.	The persons named in Schedule 1 hereof whose respective addresses are set out in Schedule 1 (the “Grantors”); and

2.
TRADE MEDIA HOLDINGS LIMITED, a company incorporated in the Cayman Islands and having its registered address at P.O. Box 219 GT, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands (the “Grantee”).

WHEREAS

(A)
Reference is made to the sale and purchase agreement in relation to the Shares dated the same date of this Deed made between IDG Technology Venture Investment, Inc. and the Grantee (the “Sale and Purchase Agreement”).

(B)	Each Grantor is the legal and beneficial owner of the relevant Option Shares (as defined below) set out in Schedule 1.

(C)
In consideration of the Grantee agreeing to enter into the Sale and Purchase Agreement, the Grantors have agreed to grant options over the Option Shares to the Grantee on the terms and conditions set out in this Deed.

IT IS HEREBY AGREED:

1.	INTERPRETATION

1.1	In this Deed, unless the context requires otherwise, terms used herein shall have the same meaning as those used in the Sale and Purchase Agreement save that:

“Accounts”	means the latest audited consolidated balance sheet and profit and loss account of the Company and its subsidiaries in respect of the accounting reference period ended on the Accounts Date;
“Accounts Date”	means 31 December 2005;
“Acquisition Price”	means HK$2.2592 per Option Share;
“Beijing Huicong”	means 北京慧羖国榻犼瑑有榰公司(Beijing Huicong International Information Co., Ltd.), a sino-foreign cooperative joint venture company incorporated in the PRC;

“Beijing Huicong Option
Equity Interests”
means the entire equity interest of the Grantor in the registered capital of Beijing Huicong (representing 18% of the entire registered capital of Beijing Huicong) and any Equity Interests for the time being representing the same by reason of any alteration in the registered capital of Beijing Huicong or any amalgamation, reorganisation or reconstruction of Beijing Huicong, provided that the Beijing Huicong Option Equity Interests shall represent not less than 18% of the total Equity Interests as at the date of completion of the sale and purchase of all the Beijing Huicong Option Equity Interests;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks in Hong Kong are generally open for business;
“Company”	means HC International, Inc, a company incorporated in Cayman Islands;
“Completion”	means completion of the sale and purchase of the Option Shares upon each exercise of the Options in accordance with Clause 6.2;
“Equity Interests”	means equity interests in the registered capital of Beijing Huicong;
“Exercise Notice”	means a notice to exercise the Option(s) in the form set out in Schedule 3;
“Exercise Price”	means HK$2.2592 per Option Share which shall be payable in cash, subject to adjustment as provided for in Clause 3;
“Group”	means the Company and its subsidiaries as at the date of this Deed;
“HC Construction”	means HC Construction Co., Ltd., a company incorporated in the PRC;
“HC Construction Option”
means the option granted by HC Construction to the Grantee whereby the Grantee has the right to request HC Construction to sell or to procure the sale of all of HC Construction's Equity Interests in Beijing Huicong pursuant to the terms of the HC Construction Option Deed entered into between HC Construction and the Grantee dated the same date as this Deed;

“HC Construction Option
Deed”	means the option deed entered into by HC Construction and the Grantee dated the same date of this Deed in relation to the HC Construction Option;
“Individual Grantors”
means Grantors other than IDG Technology Venture Investment, Inc., [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.];

“Options”
means the options granted by the Grantors to the Grantee whereby the Grantee has the right to request the Grantors to sell or to procure the sale of Option Shares pursuant to Clauses 2.1.1 of this Deed;

“Option Period”
means the period commencing on the date of completion of the Sale and Purchase Agreement and ending on the expiry of the 12-month period from the date of the completion of the Sale and Purchase Agreement;

“Option Shares”
means the issued Shares (details of which are set out in the third column (from the left) of the table in Schedule 1) which are legally and beneficially owned by the relevant Grantors and any Shares issued to [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.] under the options granted as set out in the fourth column of Schedule 1 during the Option Period, together with any further shares, stock or other securities in the Company which are derived from the Option Shares or which are distributed by the Company in respect of the Option Shares and any shares, stock or other securities for the time being representing the same by reason of any alteration in the share capital of the Company or any amalgamation, reorganisation or reconstruction of the Company up to and including Completion;

“Pre-IPO Share Option
Scheme”	means the pre-IPO share option scheme adopted by the shareholders of the Company on 30 November 2003;
“PRC”	means the People’s Republic of China;
“Shares”	means ordinary shares of HK$0.10 each in the share capital of the Company;
“Share Option Scheme”	means the post-IPO share option scheme adopted by the shareholders of the Company on 30 November 2003;
“Shareholders”	means holders of Shares;
“Takeovers Code”	means the Codes or Takeovers and Mergers and Share Repurchases;
“Taxation”
means all forms of tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority, and whether of the PRC or elsewhere, including (without limitation) profits tax, provisional profits tax, salaries tax, provisional salaries tax, property tax, provisional property tax, interest tax, estate duty, customs and other import duties, excise duties, rates, stamp duty, capital duty, fees payable on any increase of the authorised or issued share capital of a company or on the allotment of any shares in a company, and any other taxes, duties, rates, levies, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them together with any interest, penalty, fine or additional sum in connection with any Taxation, and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any Taxation and regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Company, any of the subsidiaries or any other person, whether any amount in respect of any of them is recoverable from any other person and “Tax” shall be construed accordingly;

“Warranties”	means the warranties set out in Schedule 2; and

“Warrantors”
means IDG Technology Venture Investment Inc, [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.] and Mr. Guo Fansheng.

1.2	In this Deed, save where the context otherwise requires:

1.2.1
a reference to a statute or statutory provision shall include a reference to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision; to any repealed statute or statutory provision which it re-enacts (with or without modification); and any subordinate legislation made under the relevant statute;

1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	the masculine gender shall include the feminine and neutral and vice versa;

1.2.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

1.2.5	a reference to a Clause, paragraph or Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause, paragraph, or Schedule (as the case may be) of or to this Deed;

1.2.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated exclusive of that day;

1.2.7
references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term;

1.2.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form; and

1.2.9	the headings in this Deed are for convenience only and shall not affect the interpretation of any provision of this Deed.

1.3	The designations adopted in the recitals and introductory statements preceding this Clause apply throughout this Deed and the Schedules.

1.4	Where any obligation in this Deed is expressed to be made, undertaken or given by two or more parties, they shall be jointly and severally liable in respect of it.

1.5	Where any reference to “Completion” is made in this Deed, it shall be construed as “Completion in relation to each exercise of the Option”.

2.	GRANT OF THE OPTIONS

2.1	In consideration of the Grantee agreeing to enter into the Sale and Purchase Agreement and, subject to the completion of the Sale and Purchase Agreement in accordance with its terms,

2.1.1
the Grantors hereby grant to the Grantee an irrevocable and, subject to the terms of this Deed, unconditional right to purchase all (but not part only) of the Option Shares at the Exercise Price (subject to adjustment in Clause 3) at any time during the Option Period; or

2.1.2	if the Grantee, whether by itself or through other entities, makes a general offer for the Shares under the Takeovers Code at a price not less than the Acquisition Price during the Option Period,

(i)
each of the Grantors shall, if required by the Grantee, accept such general offer in relation to the Option Shares, and shall, if required by the Grantee, enter into irrevocable undertakings in the form set out in Schedule 4 (the “Irrevocable Undertaking”) hereof to accept such general offer;

(ii)	if the general offer becomes unconditional, the Grantors shall receive the final offer price in accordance with the terms of the general offer;

(iii)	the Options granted under Clause 2.1.1 shall not be exercised; and

(iv)	subject to Clause 4.4, the Grantee shall exercise the HC Construction Option at the same time,

provided that:

(i)	the Grantors shall not be required to execute any Irrevocable Undertaking unless the Grantee shall have fulfilled its obligations under Clause 4.4; and

(ii)
if such general offer does not become wholly unconditional, the Grantee shall have no obligation to purchase any of the Option Shares or the Beijing Huicong Option Equity Interests, notwithstanding any prior exercise of such options; and

2.1.3
each of the Grantors irrevocably and unconditionally undertakes not to sell, transfer, dispose of, charge, encumber or otherwise deal with in any way the relevant Option Shares (or any interest therein) which are legally and/or beneficially owned by them during the Option Period, save with the prior written consent of the Grantee.

2.2
Subject to the terms and conditions of this Deed, the Grantors shall, on exercise of the Options, sell or procure the sale of the Option Shares and the Grantee shall purchase the Option Shares, free from any claim, options, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights of whatsoever nature together with all rights attached or accruing thereto on and after date of such exercise.

2.3
All rights (save for the voting rights) attached to the Option Shares shall accrue to the Grantee on and from the date of service of an Exercise Notice on each of the Grantors and, following Completion, the Grantors shall account to the Grantee for all dividends or other distributions of the Company declared or paid subsequent to the date of service of the Exercise Notices and shall exercise all voting and other rights at the direction of the Grantee.

2.4
The Grantors shall use reasonable endeavours to procure that, until the exercise or expiry of the Options, the Company shall not, save pursuant to any outstanding undertaking, options granted or given by the Company prior to the date of this Deed (including but not limited to options granted under the Pre-IPO Share Option Scheme and the Share Option Scheme as at the date of this Deed [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]), issue any shares, stock or securities or make any alteration in its share capital.

2.5
The Grantors waive and agree to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Option Shares under the memorandum and/or articles of association of the Company or otherwise.

2.6
The Grantee shall not be obliged to complete the purchase of the Option Shares unless all Grantors complete the sale of all the Option Shares set out in an Exercise Notice simultaneously and unless (save as provided in Clause 4.4) the sale of the Beijing Huicong Option Equity Interests pursuant to exercise of the HC Construction Option is completed simultaneously with Completion.

2.7
The Grantee shall not make a general offer under the Takeovers Code at an offer price less than the Acquisition Price at any time during the Option Period. The Options under Clause 2.1.1 and the right under Clause 2.1.2 shall lapse and cease to have any effect if the Grantee, whether by itself or through other entities, makes a general offer for the Shares at a price less than the Acquisition Price during the Option Period.

3.	ADJUSTMENT TO EXERCISE PRICE

3.1	The Exercise Price shall from time to time be adjusted as follows:

3.1.1	Consolidation or Subdivision:

If and whenever there shall be an alteration to the nominal value of the Shares as a result of consolidation or subdivision, the Exercise Price shall be adjusted by multiplying it by the following fraction:

A
B

where

A = the nominal amount of one Share immediately after such alteration; and

B = the nominal amount of one Share immediately before such alteration.

Such adjustment shall become effective from the day following the record date of such consolidation or subdivision.

3.1.2	Bonus issue of Shares:

If and whenever the Company shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account and/or capital redemption reserve and including any bonus issue), other than Shares issued in lieu of a cash dividend, the Exercise Price shall be adjusted by multiplying it by the following fraction:

A
B

where

A =	the aggregate nominal amount of the Shares in issue immediately before such issue; and

B =	the aggregate nominal amount of the Shares in issue immediately after such issue.

Such adjustment shall become effective from the day following the record date of such issue of Shares.

3.1.3	Capital distribution:

If and whenever the Company shall pay or make any capital distribution to the Shareholders, or shall grant to Shareholders rights to acquire for cash assets of the Company, the Exercise Price shall be adjusted by multiplying it by the following fraction:

A - B
A

where:

A =	the Acquisition Price per Share

B =
the fair market value on the record date of such capital distribution, as determined in good faith by a financial adviser appointed by the Grantee (the “Financial Adviser”), of the portion of the capital distribution or of such rights which is attributable to per Share.

Such adjustment shall become effective from the day following the record date of such capital distribution or grant.

3.1.4	Rights Issues of Shares:

If and whenever the Company shall issue Shares to all or substantially all Shareholders as a class by way of rights in each case at less than the Acquisition Price per Share of such issue or grant to Shareholders, the Exercise Price shall be calculated by using the following formula:

(A x B) + (C x D)
(B + D)

where:

A =  the Acquisition Price per Share

B =  the total number of Shares in issue immediately before such rights issue

C =  the subscription price per Share of the rights issue

D =  the number of new Shares issued immediately after the rights issue

Such adjustment shall become effective from the day following the record date of the issue of such Shares or issue or grant of such options, warrants or other rights (as the case may be).

3.1.5	Issues at less than Acquisition Price:

If and whenever the Company shall issue any Shares or issues or grants options, warrants or other rights to subscribe for or purchase Shares (save for those to be issued upon the exercise of options granted as at the date of this Deed in accordance with the Pre-IPO Share Option Scheme and the Share Option Scheme [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.], in each case at a price per Share which is less than the Acquisition Price, the Exercise Price shall be calculated by using the following formula:

A + B
C

where:

A =	the total market capitalisation of the Company based on the Acquisition Price

B =	the total consideration to be received from such issues

C =	the total number of Shares in issue immediately after such issues

Such adjustment shall become effective on the day following the record date of the issue of such Shares or, as the case may be, the issue or grant of such options, warrants or other rights.

3.1.6	Issues of Convertible Securities:

if and whenever the Company or any Subsidiary shall issue any securities which are converted or exchangeable into Shares at a consideration per Share which is less than the Acquisition Price per Share, the Exercise Price shall be adjusted by multiplying it by the following fraction:

(A + B)
C

Where:

A =	the total market capitalisation of the Company based on Acquisition Price

B =	the total consideration to be received from issue of convertible securities

C =	the total number of Shares in issue immediately after full conversion of the convertible securities

Such adjustment shall become effective on the day following the Record date of the issue or grant of such securities.

3.1.7	Other Events:

(a)
If the Grantee determines that an adjustment should be made to the Exercise Price as a result of one or more events or circumstances not referred to in this Clause, the Grantee shall at its own expense, request the Financial Adviser to determine (acting as expert) as soon as practicable what adjustment (if any) to the Exercise Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect and upon such determination such adjustment (provided that the adjustment would result in a reduction in the Exercise Price) shall be made and shall take effect in accordance with such determination, such modification (if any) shall be made to the operation of the provisions of this Clause as may be advised by the Financial Adviser to be in their opinion appropriate to give the intended result; and

3.2	Any adjustment to the Exercise Price shall not involve an increase in the Exercise Price (except upon any consolidation of the Shares pursuant to this Clause).

3.3	Every adjustment to the Exercise Price shall be certified in writing by the Financial Adviser. Notice of any adjustments, including the new Exercise Price and the effective date thereof, shall be given to the Grantee as soon as practicable after the determination thereof. In giving any certificate or making any adjustment hereunder, the Financial Adviser shall be deemed to be acting as experts and not as arbitrators and, in the absence of manifest error, their decision shall be conclusive and binding on the Grantee and all persons claiming through or under them respectively.

4.	EXERCISE OF THE OPTIONS

4.1
The Grantee may exercise the Options by giving an Exercise Notice to each of the Grantors. The Exercise Notices may be given by the Grantee at any time during the Option Period in respect of all (but not part only) of the Option Shares.

4.2	Subject to Clause 4.4 hereof, the Options shall be exercised and completed simultaneously with the exercise of the HC Construction Option.

4.3
At any time after the completion of the Sale and Purchase Agreement and prior to the giving of the Exercise Notice, the Grantee (and any person authorised by it) shall be entitled to conduct such enquiries, investigations and due diligence reviews of the business, affairs, operations and financial position of the Group as the Grantee in its absolute discretion deems necessary, desirable or appropriate and the Grantors shall use their reasonable endeavours to, subject to Clause 7.1 hereof and the Grantee executing a confidentiality undertaking in favour of the Company (if required by the Company) on substantially the same terms set out in Clause 7.1, procure that the Grantee and any persons authorised by it shall on giving reasonable prior notice and during normal office hours be given full access to the employees, premises, plant, machinery, books of account, records and documents of the Company and each of its subsidiaries as the Grantee may reasonably request.

4.4
Prior to exercise of the Options or exercise of the Purchaser's right to require the Grantors to accept a general offer for the Shares under Clause 2.1.2(i) as the case may be , the Grantee shall use its reasonable endeavours to obtain from the SFC a ruling (the “SFC Ruling”) under the Takeovers Code as to whether exercise of the HC Construction Option is subject to Rule 25 of the Takeovers Code and if applicable, to apply for SFC consent under Rule 25 of the Takeovers Code; and

4.4.1
if the SFC Ruling is that the HC Construction Option will not breach Rule 25 of the Takeovers Code, the Options (and the right under Clause 2.1(i)) may only be exercised if the HC Construction Option is exercised and completed simultaneously;

4.4.2
if the SFC Ruling is that the exercise of the HC Construction Option will breach Rule 25 of the Takeovers Code (or if there are conditions to consent specified in the SFC Ruling ), the Options and the right under Clause 2.1.2(i) shall cease to be conditional upon exercise or completion of the HC Construction Option and accordingly may be exercised and completed independently of the HC Construction Option.

4.5	The Grantee shall use its reasonable endeavours to keep the Warrantors notified of the progress of the SFC Ruling before applying for and after obtaining the SFC Ruling.

4.6	The fee payable to the SFC in obtaining the SFC Ruling shall be shared as to half by the Grantee and as to half by the Warrantors.

4.7	The Grantee has the right, but not the obligation, to give the Exercise Notice and/or to complete the sale and purchase of the Option Shares.

4.8
After the giving of any Exercise Notice, the Grantee and the relevant Grantor(s) shall enter into formal sale and purchase agreement(s) containing such terms as the Grantor(s) and the Grantee may mutually agree within 15 days of the date of the Exercise Notice. If the said parties fail to execute formal sale and purchase agreement(s) in respect of the relevant Option Shares, the Grantee shall have the right at its absolute discretion (but not the obligation) to proceed with the purchase of the Option Shares upon the remaining terms of this Deed, and the Grantors shall be obliged to sell the Option Shares in accordance with Clause 6.

4.9
[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

5.	WARRANTIES AND UNDERTAKINGS

5.1	Each Individual Grantor warrants and represents that he or she has full power and authority to execute and deliver this Deed and to consummate the transactions contemplated under this Deed.

5.2
Each Grantor (other than the Individual Grantors) warrants and represents to the Grantee in the terms of the Warranties in paragraph 1 of Schedule 2 severally to the extent relating to the Option Shares owned by it as set out in Schedule 1.

5.3
Each Grantor warrants and represents to the Grantee in the terms of the Warranties in paragraph 2 of Schedule 2 (and in respect of paragraphs 2.1 and 2.2, severally and only to the extent relating to the Option Shares owned by it as set out in Schedule 1).

5.4	Each Warrantor warrants and represents to the Grantee in the terms of the Warranties in paragraphs 3 to 5 in Schedule 2.

5.5
The Grantors shall procure that the Warranties (save for the Warranties in paragraph 5 of Schedule 2, where relates only to the date of this Deed,) are true and accurate at all times up to and including Completion by reference to the facts and circumstances then subsisting and, for this purpose, such Warranties shall be deemed to be repeated at all times up to and including Completion as if any express or implied reference therein to the date of this Deed shall be replaced by a reference to the time at which such Warranty is deemed to be repeated.

5.6
The Grantee shall be entitled to claim both before and after Completion that any of the Warranties is or was untrue or misleading or has or had been breached even if the Grantee discovered or could have discovered on or before entering into this Deed and before Completion that the Warranty in question was untrue or misleading or had been breached and Completion shall not in any way constitute a waiver of any of the Grantee's rights.

5.7
The Grantee shall not, prior to the exercise or expiry of the Option Period and (if appropriate) Completion, transfer, dispose of, charge, pledge or encumber in any way its interests in any of the Option Shares.

5.8
The Warrantors shall use reasonable endeavours to procure that until the exercise or expiry of the Options and (if appropriate) Completion and save with the prior consent of the Grantee (which consent shall not be unreasonably withheld or delayed):

(A)	no alterations will be made to the memorandum and/or articles of association of the Company and no regulations or resolutions inconsistent with them will be adopted;

(B)	the Company will not make any substantial change in the nature of its business, which shall continue to be carried on in the ordinary course;

(C)	the Company will not enter into any transaction that is not in the normal and ordinary course of conducting its business nor enter into any transaction which is not on arm's length terms; and

(D)	no resolution will be passed for the voluntary winding-up of the Company.

5.9
The Warrantors undertake to indemnify and keep indemnified at any time and from time to time the Grantee on demand from and against all claims, liabilities, losses, costs and expenses which the Grantee may suffer or incur or which may be made against the Grantee either before or after Completion in respect of any breach of the undertakings or indemnities in this Clause 5.

5.10	The total liability of each of the Grantors under this Deed shall not exceed the aggregate price for the Option Shares to be received by the respective Grantors .

5.11	Each of the Grantors shall have no liability under this Deed:

5.11.1	unless, in the case of any particular claim, the amount thereof shall exceed HK$1,000,000; or

5.11.2	until the aggregate amount of all valid claims which could otherwise be made under this Deed shall exceed HK$3,000,000,

at which time all such valid claims shall become payable.

5.12	The liability of each of the Grantors to the Grantee hereunder shall:

5.12.1	in relation to any of the Warranties on Taxation, cease upon expiry of 7 years from the date of Completion; and

5.12.2	in relation to any of the other Warranties or other indemnities, cease upon the earlier of the expiry of 2 years from the date of Completion.

6.	COMPLETION

6.1
Completion of the sale and purchase of the relevant Option Shares in relation to the exercise of the Options in full shall, subject to Clause 4.4, take place simultaneously with the completion of the sale and purchase of the Beijing Huicong Option Equity Interests under the HC Construction Option Deed at such time not later than 30 days after the date of the Exercise Notice or 5 Business Days after the exercise of the HC Construction Option becomes unconditional (excluding such conditions relating to the sale and purchase of the Option Shares), whichever is the later, and at such place in Hong Kong as may be specified in the Exercise Notice or otherwise notified by the Grantee.

6.2	At Completion, the following business shall be transacted:

6.2.1
the relevant Grantor(s) shall deliver or cause to be delivered to the Grantee duly executed instrument of transfer(s) and sold notes in respect of the relevant Option Shares as set out in the Exercise Notice in favour of the Grantee or its specified nominee accompanied by the share certificate(s) for the relevant Option Shares or, where applicable, procure its designated CCASS Participant to give irrevocable delivery instruction to effect a book entry settlement of the Option Shares in accordance with the General Rules and the Operational Procedures to the credit of the stock accounts of the CCASS Participants of the Grantee in accordance with the instructions provided to the Grantor by the Grantee prior to Completion;

6.2.2
the Grantee shall pay to the Grantors by electronic funds transfer to the Grantors’ respective bank accounts (as notified to the Grantee prior to such payment) an amount equal to the aggregate Exercise Price for such Option Shares; and

6.2.3
the Grantors shall procure that the directors of the Company shall approve the transfers of the Option Shares for registration and the entry of the transferee(s) in the register of members of the Company, in each case subject only to the transfers being subsequently presented duly stamped.

6.3	If any of the Grantors defaults (“Defaulting Grantor”) in transferring the relevant Option Shares:

6.3.1
the Grantee shall be deemed to be the duly appointed agent and attorney of the Defaulting Grantor with full irrevocable power to execute, complete and deliver in the name of and on behalf of the Defaulting Grantor a sale and transfer of the relevant Option Shares to the Grantee or its nominee;

6.3.2	the Grantee may request the Company to enter the name of the Grantee or its nominee in the register of members as the holder of the relevant Option Shares; and

6.3.3
the Grantee shall forthwith pay the aggregate Exercise Price into a separate bank account in the Grantee's name and, when the Defaulting Grantor shall deliver up its certificate or certificates for the relevant Option Shares to the Grantee, the Grantors shall thereupon be paid the aggregate Exercise Price, without interest and less any sums owed to the Grantee by the Grantors.

7.	GENERAL

7.1
Each party (including their representatives and authorised persons) shall, and shall use their reasonable endeavours to procure the Company that it shall, at all times keep confidential and not directly or indirectly make or allow any disclosure or use to be made of any information in its possession or otherwise obtained pursuant to this Deed relating to any other party, the Company and each of its subsidiaries or to the existence or subject matter of this Deed, except:

7.1.1	to the extent required by law or any regulatory body;

7.1.2
where the information is already disclosed in the public domain otherwise than pursuant to or arising from a breach by the Grantee or any Grantor (including their representatives and authorised persons) of its confidentiality undertaking under this Clause; or

7.1.3	with the consent of the other party (which consent shall not be unreasonably withheld).

7.2
Any announcement or circular required to be disclosed or issued by law or any regulatory body (including the SFC and the Stock Exchange) shall only be made or issued after consultation with the other parties and after taking into account the reasonable requirements of the other parties as to the contents of such announcement or circular. No party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Deed and no party may sub-contract or delegate in any manner whatsoever its performance under this Deed except with the prior written consent of the other parties.

7.3	In the event of an assignment pursuant to Clause 7.2, the original contracting party remains liable to procure the performance of the obligations under the agreement by the assignee.

7.4
Each of the parties confirms that this Deed, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

7.5
If any provision or part of this Deed is void or unenforceable due to any applicable law, it shall be deemed to be deleted and the remaining provisions of this Deed shall continue in full force and effect.

7.6
The Grantors shall after exercise of the Options execute all such deeds and documents and do all such things as the Grantee may reasonably require for perfecting the transactions intended to be effected under or pursuant to this Deed and for giving the Grantee the full benefit of the provisions of this Deed, including vesting in the Grantee the legal and beneficial title to the Option Shares.

7.7
The rights and remedies of the parties shall not be affected by the giving of any indulgence by any other party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the parties.

7.8
This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

7.9
No variation of this Deed (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include e-mail) and signed by or on behalf of each of the parties to this Deed.

7.10
The parties shall pay their own costs in connection with the preparation and negotiation of this Deed and any matter contemplated by it (including but not limited to their respective stamp duty, SFC transaction levy and Stock Exchange trading fee, if any).

7.11
No delay or failure by a party to exercise or enforce (in whole or in part) any right provided by this Deed or by law shall operate as a release or waiver, or in any way limit that party's ability to further exercise or enforce that, or any other, right. A waiver of any breach of any provision of this Deed shall not be effective, or implied, unless that waiver is in writing and is signed by the party against whom that waiver is claimed.

7.12
The parties acknowledge and agree that in the event of a default by any party in the performance of their respective obligations under this Deed, the non-defaulting parties shall have the right to obtain specific performance of the defaulting party's obligations. Such remedy to be in addition to any other remedies provided under this Deed or at law.

8.	NOTICES

8.1	A notice (including any approval, consent or other communication) in connection with this Deed and the documents referred to in it:

8.1.1	must be in writing;

8.1.2
must be left at the address of the addressee or sent by pre-paid first class post (airmail if posted to or from a place outside Hong Kong) to the address of the addressee or sent by facsimile to the facsimile number of the addressee in each case which is specified in this Clause in relation to the party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or facsimile number in Hong Kong and/or marked for the attention of such other person, as the relevant party may from time to time specify by notice given in accordance with this Clause.

8.1.3	The relevant details of each party at the date of this Deed are:

Grantors

[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

Grantee

Address: c/o 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong

Fax: (852) 2552 5925

Attention: Legal Department

8.1.4	for the avoidance of doubt, must not be sent by electronic mail.

8.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with Clause 8.3 below.

8.3	Subject to Clause 8.4 below, a notice is deemed to be received:

8.3.1	in the case of a notice left at the address of the addressee, upon delivery at that address;

8.3.2	in the case of a posted letter, on the third day after posting or, if posted to or from a place outside Hong Kong, the seventh day after posting; and

8.3.3
in the case of a facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

8.4
A notice received or deemed to be received in accordance with Clause 8.3 above on a day which is not a Business Day or after 5 p.m. on any Business Day, according to local time in the place of receipt, shall be deemed to be received on the next following Business Day.

8.5
A notice given or document supplied to [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.] in accordance with the details specified for the Grantors above shall be deemed to have been given or supplied to all the Grantors to whom such notice is addressed.

8.6	Each party undertakes to notify the other parties by notice served in accordance with this Clause if the address specified herein is no longer an appropriate address for the service of notices.

9.	GOVERNING LAW

9.1	This Deed shall be governed by, and construed in accordance with, Hong Kong law.

9.2
Each party irrevocably agrees for the benefit of the Grantee that the Courts of Hong Kong shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Deed and any matter arising therefrom.

9.3
Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

9.4
The submission to the jurisdiction of the Courts of Hong Kong shall not (and shall not be construed so as to) limit the right of the Grantee to bring legal proceedings in any other court of competent jurisdiction including without limitation the courts having jurisdiction by reason of the Grantee's domicile. Legal proceedings by the Grantee in any one or more jurisdictions shall not preclude legal proceedings by it in any other jurisdiction, whether by way of substantive action, ancillary relief, enforcement or otherwise.

9.5
The Grantee hereby appoints Publishers Representatives Limited, with correspondence address at c/o 22nd Floor, Vita Tower, 29 Wong Chuk Hang Road, Aberdeen, Hong Kong (Attention: Legal Department), as its agent to accept service of legal process on its behalf. The Grantee hereby irrevocably agrees that if its process agent ceases to have an address in Hong Kong or ceases to act as its process agent, it shall appoint a new process agent acceptable to the other Parties and will deliver to each of the other parties to this Agreement within 14 days a copy of written acceptance of appointment by the new process agent.

9.6
Each Grantor hereby irrevocably appoints [* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.] as its/her/his agent to accept service of legal process on its/her/his behalf. Each Grantor irrevocably agrees that if its/her/his process agent ceases to have an address in Hong Kong or ceases to act as its/her/his process agent, it/she/he shall appoint a new process agent acceptable to the other Parties and will deliver each of the other parties to this Deed within 14 days a copy of written acceptance of appointment by the new process agent.

9.7
Subject to Clauses 9.5 and 9.6, each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under

Clause 8 and each party undertakes to maintain such an address at all times in Hong Kong and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under Clause 8.

IN WITNESS of which the parties have executed this document as a Deed on the date first mentioned above.

EXECUTION PAGE

[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

SIGNED SEALED and DELIVERED by            )
                                                                                 )
漓凡生GUO FANSHENG                                   )

[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

SEALED with the Common Seal of	)
and SIGNED by	)
for and on behalf of	)
IDG TECHNOLOGY VENTURE	)
INVESTMENT, INC.	)
in the presence of:	)

[* Material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 14-b2 of the Securities Exchange Act of 1934, as amended.]

SEALED with the Common Seal of	)
and SIGNED by	)
for and on behalf of	)
TRADE MEDIA HOLDINGS LIMITED	)
in the presence of:	)